EXHIBIT 2

AGREEMENT BETWEEN GORDON LEE AND ADATOM DATED DECEMBER 21, 2000

                              DEFINITIVE AGREEMENT
                                DECEMBER 21, 2000

This agreement is entered into on this date between current Officers and Directors of Adatom.com, Inc., (hereinafter "Adatom"), and Gordon Lee, an individual. Each party shall be defined as to include its duly appointed representatives, officers, directors, employees and/or attorneys.

Whereas, Gordon Lee desires to put forth an operating plan to reduce Adatom's debt and enhance shareholder value;

Whereas, Adatom's current Officers and Directors have determined the company is insolvent and have not been successful in their attempts procure additional working capital to sustain Adatom's daily operations;

Whereas, all parties acknowledge the current Board of Directors of Adatom have found the company to be insolvent and recommended the company file for bankruptcy;

Whereas, all parties desire to preserve the company's value for the benefit of the creditors and shareholders;

Whereas, Adatom's Officers and Directors have been provided with and partially relied on information provided by Gordon Lee to assist in their due diligence;

PURPOSE
-------
Now, therefore Adatom and Gordon Lee enter into this definitive agreement for the purpose of transferring the daily operations and responsibility of the company to Gordon Lee and his representatives.

BOARD OF DIRECTORS AND OFFICER TRANSITION
-----------------------------------------
1. The Board of Directors agrees to appoint Mr. Gordon Lee, to the Board of Adatom on December 22, 2000.
2. Mr. Richard Barton, Chairman of the Board, President and Chief Executive Officer of Adatom, agrees to resign as such on December 22, 2000.
3. The Board of Directors agrees to accept the resignation of Mr. Barton and agrees to appoint Gordon Lee as the new Chairman of the Board, President and Chief Executive Officer.
4. The current Board of Directors, excluding Mr. Gordon Lee, agrees to resign effective December 22, 2000.
5.       Prior to resignation, the Board of Directors will amend Article II section 2 of the By Laws to remove "(not less than three)" and will adjust the number of seats on the Board from nine to only one seat in accordance with Delaware law and Article II section 2 of the By Laws, as of December 22, 2000.

GORDON LEE'S DUTIES
-------------------
6. Gordon Lee and his representatives agree to use their best efforts to resolve Adatom's obligations to its creditors.
7. Gordon Lee and his representatives will use their best efforts to enhance the value of existing and future shareholders of Adatom.

ADATOM'S DUTIES
---------------
8. Adatom's current officers and directors agree to cooperate fully with Gordon Lee and his representatives to facilitate a smooth transition of the daily operations of the company.
9. Adatom's current Officers and Directors agree to reasonably assist Gordon Lee in his efforts to resolve Adatom's obligations to creditors.

PROHIBITION AGAINST SHAREHOLDER DILUTION
----------------------------------------
10. Gordon Lee and his representatives will use their best efforts in preventing the dilution of the current ownership interests of Adatom shareholders.

INDEMNIFICATION AND INSURANCE
-----------------------------
11. Gordon Lee and his representatives will make no changes to existing Adatom documents which will have the effect of reducing indemnification obligations of Adatom to its current or past directors, officers and employees.
12. Gordon Lee and his representatives will maintain directors and officers liability insurance coverage providing uninterrupted D&O liability insurance coverage for current and future Adatom Directors and Officers for as long as the company is publicly traded on any market.
13. Gordon Lee and his representatives agree to indemnify and hold harmless all Adatom employees, officers, directors and agents from and against all claims and liabilities arising henceforth from the transferal to Gordon Lee's management and operation of Adatom.

GENERAL RELEASE
---------------
14. Whether known or unknown Gordon Lee and his representatives hereby release all Adatom Employees, Officers and Directors from any past, present or future claims or liabilities duly related to their respective Adatom duties and/or employment, based upon the warranties from Adatom that it has fully disclosed all important business matters and affairs.

MUTUAL NON-DISPARAGEMENT
------------------------
15. All parties agree neither they nor their representatives will make any public statement professionally or personally critical of or, which in any way maligns another party or another party's respective representatives or their reputations.

LITIGATION COOPERATION
----------------------
16. All parties agree to cooperate fully with one another and their respective counsel in any litigation, which arises out of, or is related to the party's service with the company or in which the party is named as a party. The cooperation includes one party making itself available for reasonable periods of time for consultation with the other party's counsel in any such litigation. Upon their reasonable request, all parties and their legal representatives will continue to have unhindered access to the files of the company for informational as well as for legal purposes.

MISCELLANEOUS
-------------
17. This agreement shall be subject to the jurisdiction of the State of California including its conflicts of laws principles. In the event of a dispute, all parties agree to abide by binding arbitration before the American Arbitration Association ("AAA").
18. This agreement may be executed by and between all parties via facsimile transmission, each counterpart of which shall be deemed an original in nature and legally binding on all parties.



ADATOM.COM, INC.                                   GORDON LEE


By: /s/ Richard S. Barton                          By: /s/ Gordon Lee
    --------------------------------                   -------------------------
        Richard S. Barton                                  Gordon Lee


By: /s/ Ralph Frasier
    --------------------------------
        Ralph Frasier


By: /s/ Victor W. Nee
    --------------------------------
        Victor W. Nee


By: /s/ Debra A. Shaw
    --------------------------------
        Debra A. Shaw